EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-48036 and
No. 333-36352) and Form S-8 (No. 333-46649, No. 333-91119, No. 333-70126 and No. 333-71420) of Micromuse, Inc. of our report dated September 19, 2002 with respect to the consolidated balance sheets of RiverSoft plc as of December 31, 2001 and 2000, and the related consolidated profit and loss accounts, cash flow statements, statements of total recognised gains and losses, reconciliations of movements in consolidated equity shareholders’ funds for each of the years in the two-year period ended December 31, 2001, which report appears in the Current Report on Form 8-K/A of Micromuse Inc. dated September 20, 2002.

/s/ KPMG AUDIT PLC
Chartered Accountants Registered Auditor

London, England
19 September 2002